Exhibit 10.37

BLAIRSDEN RESOURCES, LLC.

P.O. Box 588

New Vernon, NJ 07976

Tel: 201.787.0112

November 26, 2014

Paul Burgess

Chief Executive Officer, President Lattice Incorporated

7150 North Park Drive Suite 500

Pennsauken, NJ 08109

Dear Paul,

We continue to be enthusiastic about the prospects for Lattice Incorporated (the "Company") and working with you in developing and executing strategic options that may be available to the Company.

1.          Services.

(a)	In connection with the engagement by the Company of Blairsden Resources, LLC ("Consultant") as an independent contractor under this letter agreement as of the date hereof (the ''.Agreement"), Consultant agrees to provide advisory services to the Company's C Suite including the following activities: (i) assisting in developing a business plan to assess domestic and global market opportunities for its existing lines of business as well as for new products, services, and adjacent markets, (ii) assisting the Company in developing an execution strategy for the implementation of the business plan; (iii) assisting the Company in pursuing merger, acquisition and joint venture opportunities; (iv) advising the Company with regard to relationships with significant vendors and restructuring relationships with creditors; (v) assisting the Company in evaluating its interim and longer term capital requirements necessary for operational expansion; (vi) assisting the Company in various operational matters which arise in course of conducting the Company's business; and (vi) assisting the Company in other corporate development matters that senior management deems necessary. It is anticipated that Consultant will provide approximately 400 hours of services during the term of this Agreement The services that Consultant has already provided to the Company in connection with the development of its domestic and global business plan will be taken into account in determining services rendered under this Agreement. Further, Consultant represents and warrants that the services provided hereunder will be provided in a good and workman like manner.

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(b)	On a regularly scheduled basis Consultant and the chief executive officer of the Company (the "CEO") shall confer to determine specific advisory services to be performed by Consultant and the timing for the performance of such services. On no less than a quarterly basis, Consultant and the CEO shall confer to review the status the advisory relationship and quality of services performed.

2.          Compensation.

Concurrently with the execution of this Agreement and at the direction of Consultant, the Company hereby grants to Richard Stewart, the sole member of the Consultant/an affiliated Stewart Family Trust, in full compensation for the services of Consultant one million (1,000,000) shares of common stock that shall be subject to the transferability restrictions of Rule 144 promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 ("Rule 144") for the six (6) month period beginning the date hereof and ending on June 1, 2015, at which time the Company agrees to fully comply with procedures required by its transfer agent to remove the legend from the securities. Ownership of these shares shall be vested upon the date hereof and are not subject to forfeiture. The value of the shares issued to Consultant shall be calculated based upon 85% (Eighty-Five Percent) of the weighted average price per share (based upon the volume of trading of such stock) within the thirty (30) trading days preceding the date hereof. In connection with the issuance of shares of common stock, the Company agrees to be bound by the representations, warranties and covenants in the exhibit attached hereto and made apart hereof (the "Exhibit''). Consultant also agrees to be bound by the covenants provided in Section 3 of the Exhibit The Company recognizes that Consultant may choose to make a protective Internal Revenue Code Section 83(b) election ("Section 83(b) Election) with respect to these shares, in which event, a copy of such election shall be provided to the Company.

3.          Term of Agreement This Agreement shall commence on the date of the Company's execution and delivery of same and be for a term of twelve (12) months; provided, however, either party shall have the right to terminate this Agreement upon written notice (providing a thirty (30) day right to cure) should the other party materially breach this Agreement. No less than sixty (60) days prior to the end of the term of this Agreement, the parties hereto agree to discuss the terms for the renewal of the advisory relationship between the Consultant and the Company.

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4. Confidentiality. All financial and business information furnished by the Company or its affiliates to Consultant shall be retained by Consultant and its officers, directors, employees and members on a confidential basis, and shall be used only in connection with the performance of the services contemplated by this Agreement or as specifically authorized by the Company. Consultant shall, upon submission, execute such confidentiality and/or non-disclosure agreements as are customary in engagements of this type. Further, Consultant agrees that the copyrights and all other intellectual property rights in the product of Consultant's services performed hereunder, whether oral or tangible, and ownership of Consultant's work papers, shall be deemed works-for-hire and shall be sole property of the Company. Consultant agrees and acknowledges that any breach of this paragraph shall be considered a material breach of this Agreement.

5. Indemnification. The Company shall indemnify, defend and hold harmless Consultant, its officers, directors, members, employees, and agents from and against any cost, expense, liability or obligation in respect of any claim made by third parties.

6. Expenses and Costs. Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in performing its services hereunder.

7. General.

(a)	This Agreement has been entered into and shall be interpreted under and governed by the laws of the State of New Jersey, without regard to its conflict of laws and principles.
(b)	This Agreement has been duly authorized by the Company's Board of Directors and the Consultant and shall constitute a binding obligation upon each of Consultant and the Company enforceable in accordance with its terms.

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(c)	This Agreement calls for the professional services of Consultant and its affiliates and, therefore, may not be assigned by Consultant to any third person, firm, or corporation without the prior written consent of the Company.
(d)	This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto.
(e)	Notwithstanding anything to the contrary, expressed or implied, contained herein, it is expressly understood and agreed that Consultant is acting as an independent contractor and solely in its capacity as advisor to the Company. It is not authorized to enter into any agreement or understanding on behalf of the Company, or otherwise binding upon it, without, in each case, the prior written consent of the Company.
(f)	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The number of arbitrators shall be one. The place of Arbitration shall be Camden, New Jersey. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(g)	No action nor claim (whether brought in arbitration, court, or any other proceeding or forum) based on breach of contract, tort (including, without limitation, negligence), strict liability, breach of warranty, failure of essential purpose, or otherwise arising out of the performance of this agreement may be brought by any party more than one (1) year after the party knew or should have known of the breach or damage, except that any action or claim by Consultant against the Company for payment of money or other consideration owed under the Agreement may be brought within three (3) years of the date of the breach or the last payment to Consultant, whichever is later.
(h)	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect.
(i)	The Company recognizes that none of the services to be provided under this Agreement will include accounting advice and that any accounting advice required in connection such services will be provided by an accounting firm retained by the Company.

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(j)	In no event shall Consultant be liable to the Company for consequential, incidental, special, indirect, multiple or punitive damages (including, without limitation, lost profits, savings, or revenues of any kind, business interruption, down time, or loss of information) or attorney's fees, regardless of whether such damages or attorney's fees are based on breach of contract, tort (including without limitation, negligence), strict liability, breach of warranty, failure of essential purpose or otherwise. Under no circumstances shall Consultant's aggregate liability under this Agreement, whether in contract, tort (including without limitation negligence), strict liability, breach of warranty, failure of essential purpose or otherwise, exceed the total value of the shares (on the date hereof and agreed to by the parties under Section 2 of this Agreement) received for services by Consultant pursuant to this agreement.
(k)	This Agreement may be executed in counterparts.

We are enthusiastic about working together and see the potential for a mutually profitable association. If the above terms and conditions are acceptable, please so indicate by executing and returning a copy of the Agreement.

Very truly yours,

Blairsden Resources, LLC	Company: Lattice Incorporated

By: /s/ Richard Stewart	By: /s/ Paul Burgess

Name: Richard Stewart	Name: Paul Burgess

Title: Managing Member	Title: Chief Executive Officer, President

Date: November 26, 2014	Date: 11/26/14

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